EXHIBIT 99.2

       Summary Unaudited Pro Forma Condensed Consolidated Financial Data

         The following table sets forth certain summary unaudited pro forma condensed consolidated financial data for Rayovac. The unaudited pro forma condensed consolidated statement of operations data for the fiscal year ended September 30, 2004 has been derived from Rayovac's audited statement of operations for the fiscal year ended September 30, 2004 and United's unaudited statement of operations for the nine months ended September 30, 2004 and the three months ended December 31, 2003, and gives effect to the acquisition by Rayovac of United, the acquisition by United of United Pet Group and Nu-Gro, the acquisition by Rayovac of Microlite, and related transactions, as if all such transactions had occurred on October 1, 2003. The unaudited pro forma condensed consolidated balance sheet data as of September 30, 2004 has been derived from Rayovac's audited balance sheet as of September 30, 2004 and United's unaudited balance sheet as of September 30, 2004, and gives effect to the acquisition of United and related transactions as if they occurred on September 30, 2004.

         The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated on the dates indicated or that will be achieved in the future. The unaudited pro forma condensed consolidated financial data is only a summary and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Selected Financial Data--Rayovac," "Selected Financial Data--United," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Rayovac's, United's, Microlite's, United Pet Group's and Nu-Gro's consolidated financial statements and the notes thereto included elsewhere in this offering memorandum.

                                                          Fiscal Year Ended
                                                        September 30, 2004(1)
                                                        ---------------------
                                                            ($ in millions)

Statement of Operations Data:

Net sales                                                    $        2,392.3

Cost of goods sold                                                    1,422.7

Restructuring and related charges-cost of goods sold                     (0.8)

Gross profit                                                            970.4

Operating expenses                                                      746.0

Restructuring and related charges-operating expenses                     12.2

Operating income                                                        212.2

Income before income taxes                                               83.3

Net income from continuing operations(2)                                144.0


Other Financial Data:

EBITDA(3)                                                    $          295.2

Adjusted EBITDA(3)                                                      365.5

Net cash provided by operating activities                               180.7

Capital expenditures                                                     50.6

Depreciation and amortization (excluding amortization
 of debt issuance costs)                                                 82.0

Ratio of total net debt to Adjusted EBITDA(4)                             5.0x

Ratio of Adjusted EBITDA to interest expense                              2.8x


Balance Sheet Data (at fiscal year end):

Cash and cash equivalents                                    $           24.1

Working capital(5)                                                      463.8

Total assets                                                          3,161.4

Total debt                                                            1,836.6

Total shareholders' equity                                              727.2


   Notes to Summary Unaudited Pro Forma Condensed Consolidated Financial Data

(1) A final determination of fair values and useful lives of certain assets, which cannot be made prior to the completion of the acquisition of United, may differ from preliminary estimates made by management. Any final adjustments may change the allocation of purchase price, which could affect the fair values assigned to the assets and liabilities, and could result in a change to the unaudited pro forma condensed consolidated financial data.

(2) Includes an income tax benefit as a result of United's reversal of a tax valuation allowance of $104.1 million.

(3) EBITDA represents net income from continuing operations plus interest expense, income tax expense, and depreciation and amortization (excluding amortization of debt issuance costs). Adjusted EBITDA consists of EBITDA plus restructuring and related charges of Rayovac included within cost of goods sold and operating expenses, management's estimates of first year synergies related to the acquisition of United, the normalization of Microlite's results and other adjustments described below. Rayovac management believes that the negative EBITDA recognized by Microlite for the period from October 1, 2003 until May 28, 2004, which period was prior to the acquisition of Microlite by Rayovac, is not indicative of normalized results due to the significance of certain changes to Microlite's business implemented by Rayovac. These changes include price increases across all battery product lines; rationalization of Microlite's product lines, resulting in the discontinuance of certain low margin products; and the implementation of operational improvements which Rayovac management expects to generate manufacturing efficiencies.

      EBITDA and Adjusted EBITDA are measures commonly used by financial analysts in evaluating operating performance. Accordingly, management believes that EBITDA and Adjusted EBITDA may be useful for potential purchasers of notes in assessing our operating performance and our ability to meet our debt service requirements. EBITDA and Adjusted EBITDA, as used herein, are not necessarily comparable to similarly titled measures of other companies. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing our operating results and liquidity. EBITDA and Adjusted EBITDA should not be considered in isolation from, or as an alternative to, operating income, cash flow or other combined income or cash flow data prepared in accordance with U.S. GAAP.

      EBITDA and Adjusted EBITDA are calculated from net income from continuing operations and reconciled to net cash provided by operating activities as follows:


                                                            Fiscal Year Ended
                                                           September 30, 2004
                                                           ------------------
                                                             ($ in millions)

Net income from continuing operations                         $  144.0

Interest expense                                                 129.9

Income tax benefit                                               (60.7)

Depreciation and Amortization                                     82.0
                                                           -------------

EBITDA                                                           295.2

Rayovac adjustments(a)                                            28.7

United adjustments(b)                                             31.1

Management's preliminary estimate of first year synergies         10.5
                                                           -------------

Adjusted EBITDA                                                  365.5

Interest expense, less amortization                             (118.8)

Other non-cash adjustments                                        22.1

Changes in assets and liabilities, net of acquisitions             2.0

Current income taxes, cash special charges and other             (90.1)

                                                           -------------
Net cash provided by operating activities                        180.7
                                                           =============


      (a) Rayovac's adjustments to arrive at Adjusted EBITDA include the following ($ in millions):

          Restructuring and related charges                     $ 11.4

          Normalization of Microlite results                       8.1

          Costs associated with Remington integration              4.0

          Costs and expenses related to defense and
           settlement of class action lawsuit, preparation
           for abandoned capital transaction, resolution
           of certain state tax matters and tax consulting
           services                                                3.2

          Costs associated with corporate relocation to Atlanta    2.0
                                                                -------
                                                                $ 28.7
                                                                =======

      (b) United's adjustments to arrive at Adjusted EBITDA include the following ($ in millions):


          Fair value increase to acquired value of inventory of
           United Pet Group and Nu-Gro                        $    9.3

          United Pet Group warrant interest incurred prior to
           the acquisition by United                               6.9

          Restructuring and integration costs associated with
           the United Pet Group and Nu-Gro acquisitions            5.6

          United Pet Group transaction costs incurred in
           conjunction with its sale to United                     7.3

          United Pet Group debt issuance costs written off in
           conjunction with its sale to United                     1.5

          Non-cash stock based compensation                        0.5
                                                                --------
                                                                $ 31.1
                                                                ========

(4) Total net debt is defined as total debt, less cash and cash equivalents.

(5) Working capital is defined as current assets less current liabilities.